CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to Registration Statement No. 2-97095 on Form N-1A of our report dated September 25, 2013, relating to the financial statements and financial highlights of BlackRock Natural Resource Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended July 31, 2013. We also consent to the references to us under the headings “Financial Highlights” and “Fund and Service Providers” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 26, 2013